Exhibit 99.5

Consent to be Named as a Director

Iron Horse Acquisitions Corp. and Zhong Guo Liang Tou Group Limited are filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the combined company following the consummation of the share exchange. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Lydia Bergamasco
Name: Lydia Bergamasco

Date: December 18, 2024